EXHIBIT 10.20

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STRICTLY PRIVATE AND CONFIDENTIAL

April 8, 2022

To: The Flexi Group

       Erman Akinci

From: ARC Group Limited

       Carlos Lopez – Managing Partner

FINANCIAL ADVISORY SERVICES IN CONNECTION WITH De-SPAC

This letter of engagement (the “Agreement”) sets forth the terms and conditions upon which The Flexi Group De-SPAC (the “De-SPAC” or the “Company”) agrees to engage ARC Group Limited (“ARC” or “Financial Advisor”) collectively referred to as “Parties,” as its Financial Advisor in connection with the De-SPAC.

1.	SCOPE OF THE ENGAGEMENT

1.1	BUSINESS COMBINATION

Sourcing:

ARC Group will assist the Company to source suitable SPACs in a best-effort base. Due to the high demand currently in the market we can’t guarantee that a SPAC will accept to merge with the Company.

Due diligence:

Once the potential SPACs are identified, our team will conduct an exhaustive examination of the company, reviewing its corporate strategy and the management’s capabilities. Through this process we would have a complete understanding of the SPAC and set up all the necessary procedures for the business combination to succeed: internal control and finance and risk management among others.

Corporate restructuration:

A company going public must have an organizational structure suitable for public investment. The business must be conducted through a single corporation or a parent corporation with subsidiaries. At the same time, there may be activities or assets and liabilities which are not the core business of the

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listing company and these should be taken out of the listing group.

We will provide the following specific deliverables:

a.	Assist the Company preparing an optimal capital structure;

b.	Advice on the desirable numbers of shares for the public vehicle;

c.	Create an effective shareholding structure that is in the best interest of the shareholders; and

d.	Advice on the ideal share structure for the SPAC IPO.

Prepare the company to merge with a SPAC

SPACs have a limited life time (twelve (12) months). Due to this limited time, SPACs only will consider ready candidates.

To be a ready candidate means that the company has already passed the PCAOB audit. ARC will assist the Company to engage the best possible audit firm and ensure the company complies with all the procedures to pass the PCAOB audit.

Prepare Final Roadshow:

Once the acquisition target is defined, the management team has to make another roadshow presenting the company to the current SPAC investors and also to new potential investors in order to create market for the stock once the private company becomes public.

PIPE:

ARC will assist the company to articulate the transaction with potential private investors to support the transaction in two Ways:

a.	Valuation:

ARC will provide a reasonable company valuation through benchmarking the market competitors and considering the general market situation; and

b.	Minimization of Redemption:

Attract the IPO investor to keep the money in the trust so the redemption would be minimal.

Announcement of the transaction:

ARC will coordinate with the auditor and legal counsel all the necessary steps from the announcement of the deal until de closing including:

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a.	Draft of the preliminary proxy;

b.	De-Spacing roadshow; and

c.	Press Release

Once the company is ready to merge with a SPAC there are 3 potential scenarios:

a.	Find a SPAC that accept to merge with the Company;

b.	In case that none existing SPAC agrees to merge with the Company, ARC can assist the Company to create its own SPAC; and

c.	In case that none existing SPAC wants to merge with the Company, ARC can assist to prepare a straight listing IPO in Nasdaq/NYSE.

2.	MANAGEMENT PARTICIPATION IN THE ENGAGEMENT

The Company agrees to furnish or caused to be furnished to ARC such financial and/or operational information regarding the SPAC and this engagement that ARC may request. The Company warrants that the information furnished shall be, to the best of its knowledge and belief, substantially correct. ARC shall utilize all such financial and/or operational information only in the manner authorized under this Agreement and for no other purpose.

In addition to providing the required information, the Company will also be responsible for the following:

●	Working closely with the engagement team of ARC;

●	Providing information and responding to document requests on a timely basis; and

●	Informing ARC of any contacts made directly and affecting the progress of this engagement and/or the services undertaken by ARC.

3.	INDEMNIFICATION

The Company hereby indemnifies and holds ARC and its partners, principals, agents, consultants and employees (the “Indemnified Parties”) harmless from and against any losses, claims, damages or liabilities (or actions in respect thereof) to which and Indemnified Party may become subject as a result of or in connection with ARC rendering services hereunder unless it is finally judicially determined that such losses, claims, damages or liabilities were caused by fraud, willful misconduct or gross negligence on the part of that Indemnified Party in performing its obligations under this Agreement.

This indemnification shall be in relation to any losses incurred by the Indemnified party resulting from any misrepresentation by the Company. In the event that full indemnification is not available to the Indemnified Parties as a matter of law, then their aggregate liability shall be limited to the total fees collected for the services rendered and, in any event, shall be limited by a final adjudication of their relative degree of fault and benefit received.

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4.	TERMS OF ENGAGEMENT

The term of the engagement shall begin upon execution of this Agreement and shall last for the earlier of 1) closing of the Company’s Business Combination; or 2) 24 (twenty-four) months.

5.	FEES

The professional fees and remuneration associated with the Project and payable to ARC are detailed below:

5.1	Transaction Fee structure:

Services defined in the clause 1.1

●	Signing of LOI: USD $25,000 (twenty-five thousand US dollars);

●	Signing of the BCA: USD $25,000 (twenty-five thousand US dollars);

●	Submission of the S4: USD $25,000 (twenty-five thousand US dollars);

●	PIPE capital raise success fee: 5%(five percent);

●	Successful Merger:

■	4% (four percent) of the total transactional value awarded in shares when the enterprise value of Flexi is greater than or equal to USD 200,000,000 (two hundred million US dollars) or;

■	3.5% (three and one half percent) of the total transactional value awarded in shares when the enterprise value of Flexi is less than USD 200,000,000 (two hundred million US dollars);

■	and USD $150,000 (one hundred fifty thousand US dollars);

5.2	Expenses (including those charged by third party other than ARC):

All the services providers introduced by ARC will be directly engaged by the Company. The Company has the ultimate decision power to proceed or reject the engagements.

5.3	Payment Terms

Payments to ARC shall be made by the Company within ten (10) working days after receiving an invoice from ARC. All potential bank charges related to the remitting bank in relation to the bank wire transfer is payable by the Company.

ARC will accept the following currencies: United States Dollars. Upon receipt of the Company’s decision, ARC the Advisor will apply the conversion rate in force on the date of invoicing. By default, all invoices will be sent in USD.

5.4	Out of the pocket Expenses

Once approved by the Company, ARC will be reimbursed for all reasonable “Out of the pocket expenses” (if applicable) engaged in the framework of this Agreement.

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The following expenses shall be considered as “Refundable Expenses”,

a.	Travel costs (Flights, trains, taxi etc.) as well as all reasonable out-of-pocket expenses. International flights tickets or flights with a duration longer than 2 hours will be in Business Class and paid directly by the company.

b.	Accommodation costs.

c.	Any other expenses necessary for the fulfillment of the scope of this agreement.

d.	Cost related to any outside services or independent contractors such as printers, couriers, etc.

e.	ARC will provide the Company an invoice and copies of receipts pursuant to its expenses and such expenses shall not exceed $500(five hundred US dollars) without prior authorization of the Company; provided that the foregoing limitation and consent shall not apply to legal fees.

6.	ADDITIONAL ENGAGEMENT TERMS

6.1.	Right of First Refusal

Intentionally Left Blank

6.2.	Non-Circumvention

Until one (1) year from the date of this agreement or Until the termination of this Agreement, the Company may not enter or execute any agreement, understanding or undertaking with any party or initiate or maintain contact with any party to perform any of the services described in clause 1 of this Agreement. In the event that the Company enters into an agreement or relationship with a Party that results in financing with gross proceeds received by the Company from such a Party either during the Term, the Company acknowledges that ARC is entitled to the fees set forth in Section five (5).

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6.3.	Exclusivity

For so long as this Agreement shall remain in effect, the Company agrees that ARC Group shall act as its sole service provider, that the Company shall not and shall not permit any of its respective subsidiaries or affiliates directly or indirectly i) solicit, initiate, or encourage submission of proposals or offers from any service provider, other than ARC Group relating to the SPAC and business combination transactions or ii) participate in any discussions or negotiations regarding, furnish any information with respect to the SPAC and business combination transactions with any service provider other than ARC Group. The exclusivity period will remain for 12 (twelve) Months upon signature of this engagement letter.

6.4.	Non-Solicitation

During the period commencing on the Effective Date and ending two years following the Termination Date, the Company shall not, without the ARCs prior written consent, directly or indirectly; (i) solicit or encourage any person to leave the employment or other service of ARC or its Affiliates; or (ii) hire, on behalf of the Company or any other person or entity, any person who has left the employment within the two years period following the termination of that person’s employment with ARC or its Affiliates.

6.5.	Marketing

The Company hereby grants ARC permission to use its name and deal information on its website, brochure and any other marketing materials as deemed fit by ARC. Nevertheless, ARC is prohibited to share the Company’s confidential information with the public and may remove specifics that the Company reasonably requests to keep confidential.

6.6.	Termination Penalty

The agreement can be cancelled by any party at any given moment by writing or email communication.

7.	CONFIDENTIALITY

All information of this Agreement as well as all information provided by the Company to ARC, or that may arise from the services provided during the existence of this Agreement and after its termination shall be maintained confidential. Any NDA’s signed between the parties hereto shall serve as a complement to this clause.

8.	DISPUTE RESOLUTION

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”).

9.	GOVERNING LAW

The Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

[Signatures Follow]

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Agreed and accepted for and on behalf of

The Flexi Group

/s/ Erman Akinci

Name: Erman Akinci

Agreed and accepted for and on behalf of

ARC Group Limited

/s/ Carlos Lopez

Name: Carlos Lopez

Managing Partner

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